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                                                               Exhibit 99(a)(10)

                                                             Via Electronic Mail

                  FINAL NOTICE TO ELIGIBLE OPTION HOLDERS IN
         SAN FRANCISCO OFFICE REGARDING THE CLOSING DATE OF THE OFFER


From:     Doris Young
Sent:     Monday, March 19, 2001
Subject:  Repriced Options Election Form Deadline - TOMORROW (March 20)

All,

This is a final reminder that the Election Form for the repriced options must be returned for my receipt by no later than 12:00 midnight, Pacific Standard Time, Tuesday, March 20, 2001. The attachments are to remain stapled and returned with the Election Form.

I am located in the northwest corner of the 2nd Floor. There is a lock box near my desk for you to drop off your form.

Let me know if you have any questions.